Exhibit 10.6

AMENDMENT 2006-1

BECKMAN COULTER, INC.

EXECUTIVE RESTORATION PLAN

WHEREAS, Beckman Coulter, Inc. (the “Company”), a Delaware corporation, maintains the Beckman Coulter, Inc. Executive Restoration Plan (the “Plan”); and

WHEREAS, the Company now desires to amend the Plan; and

WHEREAS, the Company has the right to amend the Plan in accordance with Section 9.6 of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date of adoption of this Amendment 2006-1:

Section 6.2 of the Plan is amended in its entirety to read as follows:

“6.2	Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment or delivery pursuant to Section 6.1 the entire amount allocated to the Participant’s Accounts shall be forfeited. Furthermore, if any benefit payment (by check or other form or payment) to a Participant or Beneficiary remains uncashed or unclaimed for two years following its delivery to the last known address of the Participant or Beneficiary, the amount of such benefit payment shall be forfeited. Any forfeited amount shall immediately become the property of the Company. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest, earnings or further crediting of Dividend Equivalents, from the date of the forfeiture. The distribution of such benefits shall thereafter be made in the manner determined by the Committee.”

IN WITNESS WHEREOF, this Amendment 2006-1 is hereby adopted this 29th day of December, 2006.

BECKMAN COULTER, INC.

By	/s/Robert James Hurley

Its	Vice President, Human Resources